Exhibit 99.1

Please Contact:
Tere H. Miller
Vice President, Corporate Communications
 (760) 741-2111, ext. 1177

REALTY INCOME CLOSES PREVIOUSLY ANNOUNCED $248 MILLION
SALE-LEASEBACK TRANSACTION

ESCONDIDO, CALIFORNIA, December 1, 2010….Realty Income Corporation (Realty Income), the Monthly Dividend Company®, (NYSE: O), announced today that it has completed the acquisition of 135 SuperAmerica convenience stores and one support facility for approximately $248 million under long-term, triple-net lease agreements. These, and certain other assets, were sold by Marathon Oil (NYSE: MRO) and will be leased to newly formed companies owned and operated by Northern Tier Energy, a portfolio company of ACON Investments and TPG Capital.

Realty Income acquired the 136 SuperAmerica properties under 15-year, triple-net, lease agreements. The stores are located in Minnesota and Wisconsin, and average approximately 3,500 leasable square feet on approximately 1.14 acres. In addition, the individual locations have, on average, 6.5 multi-pump gasoline dispensers, and are seasoned stores with long term operating histories. The stores are operationally strong with gallons sold and merchandise sales well above national averages, and strong cash-flow coverage of rent at the store levels. With this acquisition, the Company anticipates that the convenience store industry will now generate approximately 20% of Realty Income’s revenue going forward.

Commenting on this transaction, Tom A. Lewis, Chief Executive Officer stated, “We are very pleased to have been able to participate in the financing of the acquisition of the SuperAmerica stores from Marathon Oil. The high quality stores, good locations, strong operating history, long-term leases, and management team make these stores a welcome addition to our portfolio of properties. Including the SuperAmerica transaction, and other properties to be acquired in the fourth quarter, we now anticipate that acquisition activity should exceed $700 million for 2010. These acquisitions should contribute to the continued stable stream of lease revenue from which we pay monthly dividends.”

About the Company
Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. To date, the Company has declared 485 consecutive monthly dividend payments throughout its 41-year operating history and increased the dividend 59 times since Realty Income’s listing on the New York Stock Exchange in 1994. The monthly income is supported by the cash flow from more than 2,400 properties located in 49 states owned under long-term lease agreements with leading regional and national chains and other corporate entities. The Company is an active buyer of commercial properties nationwide.

Consistent with Realty Income’s disclosure policy, the Company does not disclose the lease rate on an individual tenant transaction. Lease rates, terms, and conditions are competitive in nature and are a major component of the Company’s new business development program. The Company believes the disclosure of individual rate negotiations would be damaging to its competitive position and its ability to complete new property acquisitions. As in the past, Realty Income will announce its blended lease rate and lease terms, on a cumulative basis, in the Company’s quarterly press release on operations.

Forward-Looking Statements
Statements in this press release, which are not strictly historical, are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, the availability of capital to finance planned growth, property acquisitions and the timing of these acquisitions, charges for property impairments, the outcome of any legal proceedings to which the Company is a party, and the profitability of the Company’s subsidiary, Crest Net Lease, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Note to Editors:
Realty Income press releases are available at no charge by calling our toll-free investor hotline number: 888-811-2001, or through the Internet at http://www.realtyincome.com.